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                                                                    Exhibit 99.1

                               Kathleen S. Dvorak
                               Sr. Vice President and Chief Financial Officer
                                             or
                               Randall W. Larrimore
                               President and Chief Executive Officer
                               United Stationers Inc.
                               (847) 699-5000

                               FOR IMMEDIATE RELEASE


                 UNITED STATIONERS REPORTS THIRD QUARTER RESULTS



         DES PLAINES, IL, Oct. 29, 2001 -- United Stationers Inc. (NASDAQ: USTR) today reported lower sales and earnings for the three and nine months ended September 30, 2001. The company also provided details on its restructuring plan, which is expected to improve its financial performance beginning in 2002.

LOWER SALES, RESTRUCTURING CHARGE AFFECT THIRD QUARTER RESULTS

         Net sales for the third quarter were $951 million, down 6.4% compared with $1.0 billion in the prior-year period. For the latest quarter, the company recorded a net loss of $5.9 million, equal to $0.18 per share, compared with net income of $26.4 million, or $0.76 per share, at this time last year. The net loss includes a pre-tax restructuring charge of $47.6 million, or $0.86 per share.

         Several factors contributed to the sales decline. The weaker economy, and the events of September 11th - which created additional uncertainty about future economic growth - affected all business lines in all geographic regions. In addition, the company sold Positive ID, its bar code scanning equipment division, in July 2001.

         The gross margin for the three months declined to 16.0%, compared with 16.2% in the prior-year period. This change is a direct result of incremental costs reflected in gross margin that are associated with the company's third-party fulfillment business, THE ORDER PEOPLE. Operating expenses totaled $156.1 million, or 16.4% of sales, compared with $110.6 million, or 10.9% of sales. The increase is due primarily to the restructuring charge, severance costs not related to the restructuring plan, and incremental costs associated with THE ORDER PEOPLE.

         The $47.6 million pre-tax restructuring charge includes a pre-tax cash charge of $31.7 million and a $15.9 million non-cash charge. Excluding the charge, earnings per share were $0.67, compared with $0.76 in the third quarter of 2000. The latest quarter included severance expense of approximately $3.1 million, or $0.05 per share, which was not directly related to the restructuring, and a loss before interest and taxes related to THE ORDER PEOPLE of $4.1 million, or $0.07 per share, compared with $5.6 million, or $0.10 per share, in the second quarter of 2001. For the fourth quarter ending December 2001, the loss before interest and taxes related to THE ORDER PEOPLE is expected to be approximately $3.0 million.


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United Stationers Reports Third Quarter Results
Page two of six

SAME FACTORS AFFECT YEAR-TO-DATE RESULTS

         Sales for the nine months were $3.0 billion, down slightly compared with the same period in 2000. Including the restructuring charge, nine-month net income was $37.5 million, compared with $66.6 million a year ago. Earnings per share for the latest period were $1.11, versus $1.91 at this time last year. Net income, excluding the restructuring charge, was $66.2 million, or $1.96 per share, compared with $73.1 million, excluding the extraordinary charge, or $2.10 per share.

RESTRUCTURING PLAN BEGINS TO SHOW BENEFITS IN 2002

         United Stationers' board of directors approved the restructuring plan late in the third quarter. Since then, the company entered into an agreement to sell certain assets previously included in the restructuring plan. Primarily because of this agreement, the charge was reduced by $4.4 million to $47.6 million from the original $52 million charge announced in early October.

         The restructuring plan includes lowering THE ORDER PEOPLE'S expense base, as well as a workforce reduction, facility rationalization and systems integration. Pre-tax cost savings in 2002 are expected to be approximately $25 million. In 2003, the plan is expected to produce ongoing pre-tax cost savings of approximately $40 million, with additional benefits in future years, and a 300 basis point improvement in return on invested capital.

         In addition to the third quarter charge, the cost of implementing the restructuring plan (primarily expenses related to relocating inventory and accelerated depreciation of certain capital assets) is estimated at approximately $6.7 million, of which about $1.6 million will be recorded in the fourth quarter. The remainder of these costs will be incurred as the restructuring plan is implemented.

WORKING CAPITAL LEVERAGE IMPROVES

         Core elements of net working capital improved $56.1 million compared with the prior year. Accounts receivable - before sales of receivables under the company's securitization program - were $23.9 million lower, and inventory dropped by $43.3 million, while accounts payable were down $11.1 million.

         The balance sheet also reflected the decision to sell only $110 million of receivables under the securitization, versus the maximum of $160 million sold in the prior year. The company reduced sales under its securitization to avoid accumulating excess cash balances. In addition, the balance sheet included accrued liabilities of $23.5 million for restructuring costs.

         "We are pleased to have improved our working capital leverage in the current challenging environment," said Randall W. Larrimore, president and chief executive officer. "Our initiatives are creating efficiencies and, by managing our needs closely, we have generated significant cash from working capital."


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United Stationers Reports Third Quarter Results
Page three of six

CAPITAL EXPENDITURES REMAIN LOW

         Capital expenditures for 2001 are expected to be approximately $35 million versus $39 million last year. The company anticipates that its 2002 capital spending will be approximately $35-to-$40 million, which includes $17 million in restructuring-related capital expenditures.

STRONGER PERFORMANCE EXPECTED IN 2002

         "Three critical factors focused our attention on our cost structure," Larrimore said. "First, we're faced with the reality that the economy may not improve for some time. Second, we cannot afford to carry the infrastructure associated with THE ORDER PEOPLE without the corresponding revenue. And finally, we need to increase efficiencies to create a sustainable competitive advantage. We developed a number of actions that are intended to revitalize the company and provide the infrastructure to support continued profitable growth.

         "We are working diligently to align our costs with current business conditions. With the sales downturn resulting from the current macroeconomic conditions, and uncertainty about when we will realize certain savings from the restructuring plan, it is difficult for us to provide guidance on the fourth quarter. Sales are down approximately 7% to date in October," he added.

         "We're taking two approaches to strengthen our competitive position in 2002," said Larrimore. "First, we are streamlining our organizational structure, which includes eliminating several layers and promoting best-practice sharing throughout the company. We already are seeing results. More decisions now are being made in the field and closer to our customers. We also have energized a new set of managers who are determined to implement new ideas. Second, we are taking significant steps to reduce costs, enhance productivity, and generate higher returns on our invested capital. Our focus in the coming months will be on successfully implementing our restructuring plan.

         "Our aggressive restructuring efforts will position United Stationers for solid earnings growth in 2002 and beyond. We are working to strengthen our competitive position, increase efficiencies and improve return on invested capital while remaining committed to maintaining the highest levels of customer service in the industry," Larrimore concluded.

CONFERENCE CALL

         United Stationers will host a conference call on Tuesday, October 30, at 9:00 a.m. Central Time to discuss its third-quarter performance. To listen, visit the investor relations section of the company's Website at WWW.UNITEDSTATIONERS.COM at least 15 minutes before the call, and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. Windows Media Player is required to listen to this Webcast. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also on the investor relations section of the Website, about two hours after the call concludes and for the following week.


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United Stationers Reports Third Quarter Results
Page four of six

FORWARD-LOOKING STATEMENTS

         With the exception of statements about historical matters, the information presented in this news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not guarantees of future performance or events, and they involve a number of risks, uncertainties and assumptions. These include, but are not limited to, uncertainties related to the restructuring plan, the company's ability to realize the expected cost savings and the timing of those savings related to facility closures and other restructuring initiatives, the company's ability to streamline its organization and operations, implement its cost-cutting initiatives, quickly reduce expenses associated with THE ORDER PEOPLE, operate in a highly competitive environment, rely on key management personnel, anticipate changes in end-users' traditional demands for business products, rely on certain key suppliers and the fluctuations in their pricing, and respond to economic conditions. A description of these and other factors that could affect the company's business are included in certain of United's filings with the Securities and Exchange Commission.

COMPANY OVERVIEW

         United Stationers Inc., with trailing 12 months' sales of approximately $4.0 billion, is North America's largest distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 38 United Stationers Supply Co. regional distribution centers, 25 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, two distribution centers that serve the Canadian marketplace and a distribution center primarily serving clients of THE ORDER PEOPLE. Its focus on fulfillment excellence has given the company a 98% order fill rate, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit WWW.UNITEDSTATIONERS.COM.

         The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.













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United Stationers Reports Third Quarter Results
Page five of six

                     UNITED STATIONERS INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                           For the Three Months Ended   For the Nine Months Ended
                                                  September 30,               September 30,
                                           --------------------------   --------------------------
                                               2001           2000          2001          2000
                                           -----------    -----------   -----------   -----------
Net sales                                  $   950,910    $ 1,015,441   $ 2,989,638   $ 2,954,347
Cost of goods sold                             798,507        850,925     2,516,109     2,482,906
                                           -----------    -----------   -----------   -----------

Gross profit                                   152,403        164,516       473,529       471,441

Operating expenses:

 Warehousing, marketing and
  administrative expenses                      108,514        110,635       341,007       320,790

 Restructuring charge                           47,603             --        47,603            --
                                           -----------    -----------   -----------   -----------

Total operating expenses                       156,117        110,635       388,610       320,790
                                           -----------    -----------   -----------   -----------

(Loss) income from operations                   (3,714)        53,881        84,919       150,651

Interest expense, net                            4,845          6,855        19,298        19,826

Other expense                                    1,215          2,834         3,333         8,215
                                           -----------    -----------   -----------   -----------

(Loss) income before income taxes
 and extraordinary item                         (9,774)        44,192        62,288       122,610

Income tax (benefit) expense                    (3,831)        17,765        24,778        49,491
                                           -----------    -----------   -----------   -----------

(Loss) income before extraordinary item         (5,943)        26,427        37,510        73,119

Extraordinary item -- loss on early
 retirement of debt, net of tax
 benefit of $4,248                                  --             --            --         6,476
                                           -----------    -----------   -----------   -----------

Net (loss) income                          $    (5,943)   $    26,427   $    37,510   $    66,643
                                           ===========    ===========   ===========   ===========

Net (loss) income per common share --
 assuming dilution:

 (Loss) income before extraordinary item   $     (0.18)   $      0.76   $      1.11   $      2.10

 Extraordinary item                                 --             --            --         (0.19)
                                           -----------    -----------   -----------   -----------
 Net (loss) income per share               $     (0.18)   $      0.76   $      1.11   $      1.91
                                           ===========    ===========   ===========   ===========

Average number of common shares
 (in thousands)                                 33,668         34,926        33,810        34,890
                                           ===========    ===========   ===========   ===========




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United Stationers Reports Third Quarter Results
Page six of six



                     UNITED STATIONERS INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (dollars in thousands, except share data)
                                   (unaudited)

                                                           September 30,
                                                     ------------------------
                                                          2001        2000
                                                     -----------  -----------
ASSETS
 Current assets:
  Cash and cash equivalents                          $    33,565  $    22,525
  Accounts receivable, net *                             369,043      342,977
  Inventories                                            554,195      597,484
  Other current assets                                    38,754       24,348
                                                     -----------  -----------
      Total current assets                               995,557      987,334

 Property, plant and equipment, net                      195,682      186,059
 Goodwill, net                                           181,672      181,326
 Other                                                    19,816       18,650
                                                     -----------  -----------
 Total assets                                        $ 1,392,727  $ 1,373,369
                                                     ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                                   $   366,524  $   377,577
  Accrued liabilities                                    167,704      152,273
  Current maturities of long-term debt                    44,948       38,220
                                                     -----------  -----------
      Total current liabilities                          579,176      568,070

 Deferred income taxes                                    22,817       21,382
 Long-term obligations                                   265,142      308,563
                                                     -----------  -----------
      Total liabilities                                  867,135      898,015

 Stockholders' equity:
 Common stock, $0.10 par value; authorized --
   100,000,000 shares, issued -- 37,213,207 in
   2001 and 2000                                           3,721        3,721
 Additional paid-in capital                              305,806      301,579
 Treasury stock, at cost -- shares outstanding --
   3,362,947 in 2001 and 2,940,330 in 2000               (61,912)     (44,851)
 Retained earnings                                       277,977      214,905
                                                     -----------  -----------
      Total stockholders' equity                         525,592      475,354
                                                     -----------  -----------
      Total liabilities and stockholders' equity     $ 1,392,727  $ 1,373,369
                                                     ===========  ===========

*Reflects the sale of $110.0 million in 2001 and $160.0 million in 2000 of certain trade accounts receivable through an asset-backed securitization program.


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